EXHIBIT 10.1
PFIZER INC.
EXECUTIVE OFFICER CASH SEVERANCE POLICY

    Pfizer Inc. (the “Company”) will not enter into any new employment agreement, severance agreement or separation agreement with any executive officer of the Company or establish any new severance plan or policy covering any executive officer of the Company, in each case that provides for Cash Severance Benefits exceeding 2.99 times the sum of the executive officer’s Base Salary and Target Bonus, without seeking stockholder ratification of such agreement, plan or policy.1

For purposes of this policy:

    “Cash Severance Benefits” means cash payments: (i) in respect of the termination of the executive officer’s employment; (ii) to secure an agreement not to compete with the Company; or (iii) to offset any tax liability in respect of any of the foregoing. For the avoidance of doubt, “Cash Severance Benefits” do not include (a) the grant, payment, vesting, acceleration or other handling of long term incentive awards granted under the Company’s stockholder-approved plans, including without limitation the Pfizer Inc. 2014 Stock Plan, the Pfizer Inc. 2019 Stock Plan or any successor plans, (b) payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with normal practices, provided under the Company’s qualified or nonqualified retirement plans or employee benefit plans, (c) the provision of perquisites, insurance, disability, health and welfare plan coverage, outplacement or retraining and other non-cash benefits generally available to similarly-situated employees, (d) any notice pay or interest required to be paid pursuant to the terms of any Company plan or policy between the termination date and the payment date, (e) any unpaid bonus for any previously completed performance period required to be paid pursuant to the terms of any Company plan or policy, (f) accrued but unpaid base salary or vacation pay through the termination date and reimbursement for any expenses validly incurred prior to the termination date or (g) any payment in respect of the executive officer’s bonus for the year of termination (prorated based on the executive officer’s completed service during the annual performance period).

“Base Salary” means the annualized base salary in effect immediately prior to an executive officer’s termination date, (or, if higher, the highest annualized base salary in effect during the 12-month period prior to the termination date).

“Target Bonus” means the executive officer’s target annual incentive bonus in effect for the year of termination.
1 Exclusions apply for pre-existing agreements and arrangements assumed by the Company in the context of a corporate transaction.